UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
March 27, 2009 (March 23, 2009)
AMSURG CORP.
(Exact Name of Registrant as Specified in Charter)

Tennessee	000-22217	62-1493316
(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation)	File Number)	Identification No.)

20 Burton Hills Boulevard
Nashville, Tennessee	37215
(Address of Principal Executive Offices)	(Zip Code)
(615) 665-1283
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EX-99.1

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Effective March 23, 2009, AmSurg Corp. (the “Company”) entered into an Employment Agreement with Phillip A. Clendenin. As Previously announced, Mr. Clendenin, 45, joined the Company as its Senior Vice President, Corporate Services. Mr. Clendenin brings 20 years of healthcare management experience to AmSurg, most recently as Chief Executive Officer of the River Region Health System in Vicksburg, Mississippi for Community Health Systems (and Triad Hospitals prior to its acquisition by Community Health Systems) from July 2001 to July 2008. He previously held management positions with Triad Hospitals, HCA and National Medical Enterprises. Clendenin received his B.S. in business administration from the University of Tennessee at Martin, and holds a master’s degree in health administration from Washington University School of Medicine.
     The employment agreement provides for a minimum base salary of $265,000 per year and has an initial term ending December 31, 2009. The agreement may be extended for additional one-year terms on the same terms and conditions as set forth in the agreement. The agreement provides that if the Company elects not to extend Mr. Clendenin’s employment, he will be considered to have been terminated without cause. In the event Mr. Clendenin’s employment with the Company is terminated as a result of his disability, he is entitled to receive his full salary and benefits for a period of 12 months, and thereafter shall receive benefits in accordance with Company policy as in effect from time to time. In the event Mr. Clendenin’s employment with the Company is terminated by the Company for “cause” (as defined in the agreement), the Company shall have no further obligations under the employment agreement. In the event the Company terminates Mr. Clendenin without cause or Mr. Clendenin terminates his employment with the Company within 12 months following a change in control for good reason, Mr. Clendenin is entitled to receive a severance payment equal to 150% of his base salary and shall continue to be covered by the Company’s health and life insurance plans for a period of 18 months. The employment agreement contains a restrictive covenant pursuant to which Mr. Clendenin has agreed not to compete with us during the time we are obligated to compensate him pursuant to his employment agreement. This summary of the agreement is qualified in its entirety by reference to the text of the agreement, which is included as Exhibit 99.1 hereto and incorporated herein by reference.
     Pursuant to the Company’s 2009 Cash Bonus Plan, Mr. Clendenin is eligible to receive a cash bonus equal to up to 60% of his base salary based 30% upon the attainment of Company earnings targets, 50% upon targets related to surgery center profits, and 20% upon the annual earnings of surgery centers acquired and de novo surgery center partnerships formed during 2009.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits
          99.1       Employment Agreement between the Company and Phillip A. Clendenin

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMSURG CORP.
By:	/s/ Claire M. Gulmi
Claire M. Gulmi
Executive Vice President, Chief Financial Officer and Secretary (Principal Financial and Duly Authorized Officer)

Date: March 27, 2009